Exhibit 99.2

3Q2014 Conference Call Script –

November 14 - 11:00 a.m.

Opening – Alison Ziegler

Good morning and welcome to the Guided Therapeutics conference call and webcast to discuss third quarter 2014 results.

For today's call we have: Guided Therapeutics’ CEO Gene Cartwright and company controller Charles Rufai (Roof-eye) Certified Public Accountant.

During this call the Company will be making forward-looking statements. These statements can obviously differ from actual results, so to rely on them is subject to risk. Factors that could cause forward-looking statements in this call to differ materially from actual results are discussed in the company's Form 10-K for the year ended December 31, 2013, and any subsequent filings with the Securities and Exchange Commission

So at this time I will turn the conference call over to Gene.

GENE

Good Morning and welcome.

First let me comment - as much as I am allowed by federal regulations - on our financing activities and the S1 filed earlier this week. We have filed documents to sell up to an additional 45 million shares in a public offering. We expect to wrap up the financing in the next few days. We will be able to provide additional details on the financing as soon as it is closed – and we will certainly do that.

Now, turning to our third quarter results, LuViva revenues continued to build, with an increase of 30% sequentially from the second quarter and a much more significant increase from the year ago period. We shipped a total of 13 units in the quarter along with over 5,000 high-margin disposable Cervical Guides. Markets that received shipments of LuViva devices in the quarter include Guatemala, Bangladesh, Mexico, Turkey, Kenya and Nigeria.

To be successful in the long run, we remain focused on three fronts, increasing Cervical Guide orders from customers with the largest Cervical Guide opportunities, pursuing evaluations with key opinion leaders around the world to generate abstracts and publications to showcase LuViva’s performance, and selectively expanding distribution without spreading ourselves too thin.

We continue to be very active both initiating and supporting evaluations and pilot programs for LuViva. As we mentioned in the press release last night, one such market is the Republic of Guatemala. We shipped five LuViva devices and an initial shipment of 1,000 single-patient-use Cervical Guides to our distributor in the quarter for inclusion in a pilot program with the Ministry of Public Health and Social Welfare. The pilot program, scheduled to begin this quarter, will evaluate LuViva as a means to screen for cervical cancer due to the lack of wide-spread availability of the Pap test. Cervical cancer is the leading cause of death among Guatemalan women and it is estimated that approximately 4.5 million women would be candidates for cervical cancer screening. If successful, the pilot program could lead to the placement of LuViva in the 43 public hospitals in Guatemala.

This is another example of the significant demand we are seeing in the developing world for LuViva for screening due to the absence of traditional methods used in places like the U.S. and Europe. Other screening trials expected to start before the end of the year or early next year include a company-sponsored, controlled screening trial in Peru. The first arm of that study is currently underway in Augusta, Georgia. Another significant study in Latin America is in Mexico sponsored by the Mexican Social Security Institute, or IMSS. Evaluations in Mexico are ongoing in the private sector, with the state of Mexico and with a prominent cervical-cancer focused charity organization.

As we compile screening data from these clinical trials, it is our intention to add a screening claim to our CE Mark technical file before the end of 2015.

Last quarter we mentioned Bangladesh, where more than 10,000 women die each year of cervical cancer. We shipped an initial four units in September under a tender with the government and, together with our distributor, have laid the groundwork for what could be a much larger order to place a LuViva in over 60 women’s health centers throughout the country. We could see official paperwork for a portion of those 60 units by the end of the fourth quarter. We remain positive on our work with Bangladesh and hope to confirm these orders in the near future.

In Canada, after a prolonged evaluation, we have recently placed a commercial unit in the Queen Elizabeth II Health Sciences Centre in Halifax, NS. We continue to work closely with CANmed to accelerate sales in Canada and are also focused in on Ontario, where a 50 patient evaluation with Cancer Care Ontario is set to begin in the next few weeks.

We also have evaluations in England and Scotland to support future U.K. reimbursement and preliminary findings are supportive of LuViva’s ability to save over three million pounds a year for the healthcare system in England alone. There are also ongoing evaluations in Finland, France and the Netherlands and we are looking to expand further into Poland and Scandanavia in the next few months.

In addition to our new distributor in Guatemala, which we announced last quarter, we have added new distributors in Kuwait and Saudi Arabia since our last call. Brazil and Chile are anticipated to come on board in the fourth quarter.

Accumulating data from customer evaluations and supporting customer publications and abstracts is critical in launching new medical technology such as LuViva. As medical professionals and distributors gain confidence and comfort with using LuViva, we expect these clinical evaluations and trials will shorten and commercial sales will happen more quickly. Over the next few weeks additional abstracts and screening data will be presented at two more major international conferences, the Turkish Society of Gynecologic Oncology and the Society of Gynaecology and Obstetrics in Nigeria. Both of these markets have tremendous potential due to their intent to use LuViva for screening. Screening represents the greatest opportunity to drive Cervical Guide sales and boost margins and we continue to support our distributors in these markets. In fact Mark Faupel and I have made two trips to Turkey over the last several months to bolster our sales efforts.

We continue to receive very positive feedback from potential customers around the world and are focused on turning that enthusiasm into repeat Cervical Guide orders. While this always takes longer than planned, I believe that we are on the right path and, as end user customers finish their evaluations and go live, we should start seeing significant growth in disposable sales in 2015.

Along these lines, shipments continued to Turkey in the quarter under the three million dollar Turkish Ministry of Health order. We continue to see growing orders of Cervical Guides, which is very encouraging given the significantly higher margin profile for the disposables and we continue to anticipate further investments in our company from our Turkish distributor.

In Nigeria and Kenya, we are leveraging the clinical study results of Professor Isaac Adewole, a key opinion leader on cervical cancer in sub-Saharan Africa, to help implement LuViva in widespread cervical cancer prevention programs through federal ministries, local governments and non-governmental organizations.

The next several months should prove eventful as we continue to work diligently outside the U.S. to selectively add distributors in new countries, build on our body of research for LuViva, turn evaluations into orders and grow disposable sales.

We are also awaiting word from the FDA on our PMA Amendment, which, based on FDA guidelines, could be received by January 24, 2015 or sooner. The US remains an important market for LuViva and gaining approval continues to be a significant focus for the Company. We hope to have more to say on our progress with FDA in the coming months.

With that I will turn the call over to Charles.

Charles

Thank you Gene.

Total revenue for the three months ended September 30, 2014 was about 284 thousand dollars. This included 262 thousand dollars in sales of LuViva devices and disposables. NIH grants totaled approximately $22,000 and other income from royalties was approximately $9,000 for the three month period. Revenue for the same period in 2013 was comprised of product sales of approximately 58 thousand dollars, grants with NIH and NCI totaling approximately 86 thousand dollars.

The net loss attributable to stockholders for the three months ended September 30, 2014 was about 3.0 million dollars, or four cents per share, compared to a loss of about 1.4 million dollars, or two cents per share, for the same period last year.

We had a gross profit of about two thousand dollars for the quarter just ended.

Research and development expenses increased by approximately 50% to $892,000 in the third quarter with the addition of two temporary contract software engineers brought on to implement device enhancements as we move to full line production. Sales and marketing expenses decreased by 46% to $135,000 on marketing efforts reductions as the Company completes its financing efforts.

General and administrative costs rose in the quarter driven primarily by accrued professional fees in conjunction with the Company’s on-going financing efforts and clinical trial expenses for our product efficacy testing, offset in part by overall reduction in other operating expenses. Much of the remainder of the increase is related to non-cash expenses including director share-based compensation accrual expense and inventory write offs. We would like to note that our Board of Directors has elected to receive only share based compensation and receives no cash.

For the nine month period ending September 30, 2014, total revenue was about 638 thousand dollars. This included 586 thousand dollars in sales of LuViva devices and disposables. Contract and grant income represented 52 thousand dollars. Revenue for the same period in 2013 was comprised of product sales of approximately 306 thousand dollars, grants with NIH and NCI totaling approximately 295 thousand dollars and other income from royalty and miscellaneous receipts of approximately 179 thousand dollars. The large decrease in contract and grant revenue related to the termination of certain agreements with Konica Minolta as well as the termination of grant income from the National Cancer Institute in the fourth quarter of 2013.

The net loss attributable to stockholders for the nine months ended September 30, 2014 was about 6.8 million dollars, or nine cents per share, compared to a loss of about 6.2 million dollars, or nine cents per share, for the same period in 2013.

Cash on hand at the end of the third quarter was about 42 thousand dollars compared to 613 thousand dollars at the end of our fiscal year on December 31, 2013. Our projected monthly burn rate is approximately 550 thousand dollars. As a result of recent financing efforts, for which a registration statement has yet to go effective, we anticipate receiving funds, that along with the Company’s anticipated future sales, should be sufficient to support existing operations through the third quarter of 2015.

At September 30, 2014, net account receivables based on current invoices totaled about 417 thousand dollars, compared to about 133 thousand dollars at the end of our fiscal year ended December 31, 2013.

The Company had approximately 1.2 million dollars of net inventory on hand at the end of the quarter. Negative working capital was approximately $2.0 million.

At September 30, 2014, the Company had outstanding warrants exercisable for approximately 15.7 million shares of common stock, with exercise prices ranging from $0.24 to $1.08 per share averaging approximately $0.51. If exercised, these warrants could bring in about 8.1 million dollars in cash over the next five years.

To provide a bit more detail on some of the near term warrant expirations, on March 1, 2015, 3,590,522 warrants come due with an exercise price of $0.80 for a potential 2.9 million dollars. Additional detail can be seen in our Form 10-Q.

At the end of the quarter the Company had approximately 79.4 million shares outstanding.

I’ll now turn the call back over to Gene…….

GENE

Thanks Charles. Before we open the call to your questions, I’d like to review with everyone our key focus areas and goals:

To be successful in the long run, we remain focused on:

•	increasing Cervical Guide orders from customers with the largest Cervical Guide opportunities,
•	pursuing evaluations with key opinion leaders around the world to generate abstracts and publications to showcase LuViva’s performance, and
•	selectively expanding distribution to new countries.

Turning to our goals and expectations:

•	Depending on timing of fourth quarter shipments, we should approach product sales toward the low end our projections of approximately $1 million for 2014. We will continue to focus on customers with the largest potential disposable volume due to the strong profitability of our cervical guide disposable.
•	Next, having filed our amended PMA in July, we are approaching our 180 day deadline to hear back from the agency on US approval for LuViva.
•	It is also critical to ensure we have the necessary capital to fund ongoing operations. The financing we plan to complete this month should do just that.
•	Lastly, as we continue to get more traction in the market and are better able to forecast sales growth, we will increase our investor relations and public relations efforts to raise the profile of Guided Therapeutics.

We continue to remain optimistic about the future for our company. As you can see from the recent S1 filing, many at the company have provided financial support as we worked to refinance the business. We believe strongly that we have a very exciting opportunity in front of us with LuViva.

As we continue to demonstrate, the market for our product is large and the clinical need is significant – particularly in developing markets as a primary screening test for cervical cancer where the Pap and HPV test are not readily available. As a result, we continue to get a very positive reception for our product in the market. And from an investment standpoint, the profitability of our disposable is high while our burn rate is low, enabling us to be cash flow positive on a monthly basis with annual sales of less than 10 million dollars. And finally, we hope that we are nearing the end of a very long process with FDA that will result in us being able to add the US to our growing list of international markets.

Looking out to 2015, with so many moving parts it is difficult to provide guidance with any accuracy, particularly as it relates to when certain customers will transition to commercial sales from evaluations. However, we believe we can generate sales of $3 to 7 million in 2015 and will continue to refine our estimates in the quarters ahead.

Thank you for your time and for your patience. We look forward to updating you on our progress in the weeks and months to come. I’ll now turn the call over to the operator for your questions.